Exhibit 8.1

                              LIST OF SUBSIDIARIES

We have the following subsidiaries:

                                        Jurisdiction of          Ownership
Subsidiary Name                         Incorporation            Percentage
---------------                         -------------            ----------

MTS IntegraTRAK Inc.                    Delaware                    100%

MER Fifth Avenue Realty Inc. (a
subsidiary of MTS IntegraTRAK Inc.)     New York                    100%

MTS Asia Ltd.                           Hong Kong                   100%

Telegent Ltd.                           Israel                      100%

Jaraga B.V.                             The Netherlands             100%

Verdura B.V. (a subsidiary of Jaraga
B.V.)                                   The Netherlands             100%

Voltera Technologies V.O.F. (a
partnership held 99% by Jaraga B.V.
and 1% by Verdura B.V.)                 The Netherlands             100%

Bohera B.V. (a subsidiary of Jaraga
B.V.)                                   The Netherlands             100%

TABS Brazil Ltd, (a subsidiary of
Jaraga B.V.)                            Brazil                      100%

We have the following Affiliate:

Jusan S.A. (a subsidiary of Jaraga
B.V.)                                   Spain                        50%